Exhibit 23.6

9386 West Iowa Avenue
Lakewood, Colorado 80232
WLR Consulting, Inc.	Phone/Fax: (303) 980-8528
January 11, 2008
Atna Resources Ltd.
510 – 510 Burrard Street
Vancouver, B.C.
Canada V6C 3A8
WLR Consulting, Inc. (“WLR”) does hereby consent to the use of our report “2006 Mining Study of the CR Briggs Gold Project” (open pit) dated November 8, 2006 (the “Report”), by Atna Resources Ltd. (the “Company”) in the Registration Statement on Form F-4 (No. 333-147973) and any amendments thereto (the “Registration Statement”) as the Report is referenced in the Company’s Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

Sincerely,

WLR CONSULTING, INC.

/s/ William L. Rose
William L. Rose
Principal